EXHIBIT 22

SUBSIDIARIES OF THE REGISTRANT

                  As of December 31, 1997, City Holding Company had one banking and three non-banking subsidiaries. The City National Bank of Charleston, Charleston, West Virginia, is a national banking association conducting business in West Virginia and 100% owned by City Holding Company. Hinton Financial Corporation, a single bank holding company, is located in Hinton, West Virginia, and wholly owned by City Holding Company. City Mortgage Corporation, Pittsburgh, Pennsylvania, is an inactive mortgage banking company business in Pennsylvania, and City Financial Corporation, Charleston, West Virginia, is a full service securities brokerage and investment advisory company conducting business in West Virginia. Both are 100% owned by City Holding Company.




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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of City Holding Company of our report dated January 30, 1998, included in the 1997 Annual Report to Shareholders of City Holding Company.

We also consent to the incorporation by reference in the Registration Statements (Form S-3, Number 33-38391, Form S-8, Number 33-38269, and Form S-8, Number 33-62738) pertaining to the Dividend Reinvestment and Stock Purchase Plan, the Profit-Sharing and 401(k) Plan, and the 1993 Stock Incentive Plan, respectively, of City Holding Company and in the related Prospectuses of our report dated January 30, 1998, with respect to the consolidated financial statements of City Holding Company incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1997.

                                                /s/ Ernst & Young LLP




Charleston, West Virginia
March 11, 1998